The Phoenix Group Corporation Acquires Lighting Science, Inc.
Tuesday June 1, 6:30 am ET

DALLAS--(BUSINESS WIRE)--June 1, 2004--

Company plans to introduce a new generation of energy efficient, low cost LED lighting solutions to provide significant economic and environmental benefits. Initial testing indicates energy savings of 65% - 90% when compared to fluorescent or incandescent bulbs.

The Phoenix Group Corporation (Pink Sheets:PXGP - News) announced today the acquisition of Lighting Science, Inc., a designer of a new generation of energy efficient, low cost LED light bulbs.
The Phoenix Group purchased the stock of Lighting Science by issuing 76,740,391 shares of common stock of The Phoenix Group with an obligation to issue up to 71,999,441 additional shares based on certain conditions under the purchase agreement. The Phoenix Group also agreed to make certain amounts available to Lighting Science to fund its working capital as specified in the purchase agreement.
"The acquisition of Lighting Science is an important step in our efforts to create increased value for our shareholders," said Ron Lusk, chairman, The Phoenix Group Corporation. "We are excited to be part of a revolutionary product launch that has the potential to replace existing light bulbs with a new low cost, environmentally friendly solution that will play an important role in power conservation efforts."
"The synergy created by the joining of The Phoenix Group and Lighting Science should allow us to bring our products to market faster with a wider distribution in the $3 billion lighting industry," added Fred Maxik, chief executive officer, Lighting Science, Inc. "This is an exciting industry because we expect LED technology will continue to evolve, leading to broader applications, increased cost reductions and energy savings."
Lighting Science is preparing to introduce LED light bulbs for both commercial and residential applications that use dramatically less energy and produce less light pollution than incandescent and fluorescent bulbs. The bulbs are expected to offer a better quality light output and an extended life span. LED light bulbs for commercial and residential use are currently scheduled for release by Lighting Science in late 2004.
"LED technology has been in use since 1968, but until recently was used only in signaling applications such as those in cars and traffic signals," said Maxik. "We anticipate that our new patent-pending LED bulbs will expand the use of the technology to a wider range of industries that have considerable lighting needs such as hotels, casinos, shopping centers, parking lots, automobile dealers, retail stores and restaurants."

Benefits of LED Lighting

The benefits of LED lighting range from environmental advantages to significant cost savings. "For example, significant taxpayer savings can be achieved by retrofitting existing municipal lighting with the new streetlights that we plan to introduce," said Maxik. "Continued improvements in LED manufacturing should amplify the efficiency advantages in the future."
LED technology is one of the most energy efficient types of lighting because it uses semiconductors rather than charged gas or heated filaments to convert electricity into light, which dramatically reduces wasted heat output from the bulb. LED light bulbs can be produced more efficiently than both incandescent and fluorescent bulbs when measuring equivalent light on a given surface. Initial testing indicates that LED bulbs can last for more than 50,000 hours, or nearly 34 years, based on four hours of usage per day, seven days per week, which is up to 50 times longer than incandescent bulbs and up to 16 times longer than typical compact fluorescent bulbs.
"In light of today's high energy prices, the cost savings of LED bulbs due to reduced energy consumption will be a big relief, especially to commercial and industrial entities," said Lusk.

About The Phoenix Group Corporation

The Phoenix Group Corporation (the Company) is a Delaware Corporation organized in June 1988. In the past, Phoenix has predominately been engaged in providing healthcare management and ancillary services to the long-term care industry. Management of the Company has undertaken a strategic business plan to reposition Phoenix through new initiatives involving targeted business acquisitions in high growth industries.

About Lighting Science, Inc.

Lighting Science, Inc., based in Las Vegas, Nevada, is a designer of a new generation of energy efficient, low cost LED light bulbs.

Certain statements in the press release constitute "forward-looking statements" relating to The Phoenix Group Corporation and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Editor's Note: For illustrations of Lighting Science, Inc.'s new LED light bulbs click here (http://www.lightingscience.com).

Contact:
The Phoenix Group Corporation
Vicki Granado, 214-498-9272

Source: The Phoenix Group Corporation